Exhibit 99.1

NEWS RELEASE

Ciprico Announces Acquisition of Huge Systems, Inc.

 Combination Offers Broad Range of Digital Media Storage Solutions

MINNEAPOLIS— February 1, 2005 —Ciprico Inc. (Nasdaq: CPCI), announced today that it has completed the acquisition of Huge Systems Inc. (“Huge”).   Huge is a privately held company based in Aguora Hills, California, and a leading supplier of entry-level data storage solutions for desktop video production professionals.  For 2004 Huge had sales of approximately $5 million and earnings before taxes of approximately $300,000.  The purchase price was $1,325,000 cash and $300,000 of seller notes in addition to contingent consideration based on the performance of the business over the next twelve months.

The acquisition of Huge will enable Ciprico to broaden its range of storage solutions, add new channel outlets and expand technical capabilities.  The principals of Huge will join Ciprico in similar capacities.  All sales, engineering and technical support functions for Huge will remain in California.  Ciprico will continue to invest in the entry-level RAID technology developed by Huge in addition to its performance-based RAID and DiMeda Network Attached Storage solutions.

“In just three years, Huge has established itself as the technology leader in entry-level RAID solutions for video production applications, said James Hansen, President and CEO of Ciprico.  Our traditional customers have been asking us to expand our product portfolio with more entry-level solutions. The addition of the Huge product line offers a full range of value points to our traditional OEM customers and our new distribution partners.  In addition, adding Huge’s established reseller network provides us a broader range of delivery vehicles for our products, particularly our growing DiMeda family, and offers customers more choices for purchasing our products.  We believe there are cross-selling opportunities within the respective customer bases and new prospects in emerging markets such as security and back-up.”

“We’re excited about the synergy this transaction offers,” said Mike Anderson, founder and Chief Technology Officer of Huge.  Ciprico has significant brand value in the high-end broadcast and military markets, earned by delivering outstanding products with superior customer service.  We look forward to joining the Ciprico team as we continue to offer value-based, performance oriented products.”

For the fiscal year ending September 30, 2005, the transaction is expected to have an accretive effect on Ciprico’s fully diluted earnings per share, excluding the impact of any amortization expense related to intangible assets subject to finalization of the purchase price allocation.  Beginning in the fourth fiscal quarter, the Company expects to realize additional cost synergies, following the integration of the businesses.

The Company will host a conference call on February 2, 2005 at 11:00 a.m. Eastern Time and 10:00 a.m. Central Time, to discuss this release.  The conference call will be broadcast live via the Internet at www.ciprico.com.  The conference call will also be available live via telephone at 800-257-1836.  A replay will be available through February 9, 2005 at 800-405-2236, replay code 11023335.

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases.  Such forward-looking statements, which reflect our current view of future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact on revenues and earnings of the timing of product enhancements and new product releases; market

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acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of a disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter.  Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

About Ciprico

Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com.

About Huge Systems

Huge Systems, Inc. located in Agoura Hills, California, designs and manufactures low cost, high performance hard disk based storage systems optimized for the non linear editing, content creation and delivery markets.  Huge is focused on providing best-of-breed storage solutions for video intensive applications, from uncompressed HD video editing to collaborative multi-seat production to DV.  More information about Huge is available at www.hugesystems.com.

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Copyright © 2004Ciprico - All Rights Reserved. Ciprico is a registered trademark of Ciprico Inc. Product and company names mentioned herein may be trademarks and/or registered trademarks of Ciprico Inc.

For further information, please contact:

James Hansen	Thomas S. Wargolet
CEO	Vice President – Finance and CFO
Ciprico Inc.	Ciprico Inc.
763.551.4000	763.551.4000